Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, General Motors Financial Company, Inc. (the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)-the Company’s 5.250% Senior Notes due 2026 (the “Notes”), which are listed on The New York Stock Exchange and trade under the bond trading symbol “GM/26.”
Description of 5.250% Senior Notes due 2026
General
The Notes were issued pursuant to an indenture (as amended and supplemented to the date hereof, the “Base Indenture”), dated as of October 13, 2015, among the Company, AmeriCredit Financial Services, Inc., as guarantor (the “Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the fifth supplemental indenture thereto (together with the Base Indenture, the “Indenture”), dated as of March 1, 2016, among the Company, the Guarantor and the Trustee each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. The Notes were issued as a separate series of debt securities under the Indenture, and are treated as such for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions.
The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and you are referred to the Indenture and the Trust Indenture Act for a statement thereof. This summary summarizes certain material provisions of the Indenture, but does not purport to be complete and is qualified in its entirety by reference to the Indenture. The definitions of certain terms used in the following summary are set forth below under “-Certain Definitions.” For purposes of this summary, the terms “we,” “us,” “our” and “our Company” refer only to General Motors Financial Company, Inc. and not to any of its Subsidiaries or affiliates.
Ranking
The Notes are our general unsecured obligations and rank:

•	senior in right of payment to all of our existing and future indebtedness and other obligations that are expressly subordinated in right of payment to the Notes;

•	pari passu in right of payment with all of our existing and future indebtedness that is not so subordinated, including, without limitation, our other senior notes;

•	effectively junior to any of our secured indebtedness and other secured obligations to the extent of the assets securing such indebtedness or other secured obligations; and

•	effectively junior to any liabilities of our Subsidiaries, including Receivables Entities.

The Notes initially were guaranteed by the Guarantor. However, pursuant to the terms of the Indenture, the respective guarantee was released, and the obligation to provide guarantees was terminated. Therefore, unless we so elect, the Notes will not be guaranteed by any of our Subsidiaries or affiliates or any other person, and will rank effectively junior to our and our Subsidiaries’ indebtedness and other obligations under Bank Lines, Residual Funding Facilities and any Permitted Receivables Financing, and certain obligations under Credit Enhancement Agreements. In addition, our operations are conducted through our Subsidiaries and, therefore, we are dependent upon the cash flows of our Subsidiaries to meet our obligations, including our obligations under the Notes. We and our Subsidiaries have a significant amount of outstanding indebtedness.
Further Issuances
The Indenture does not limit the amount of other debt that we may incur. We may, from time to time, without the consent of the holders of the Notes, issue other debt securities under the Base Indenture in addition to the Notes. We reserve the right, from time to time and without the consent of any holders of Notes, to re-open the Notes on terms identical in all respects to the outstanding Notes (except for the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional Notes will be consolidated with, form a single series with and increase the aggregate principal amount of the Notes; provided that if any additional notes issued are not fungible with the Notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.
Principal, Maturity and Interest
We initially issued an aggregate principal amount of $1,250,000,000 of the Notes on March 1, 2016.
Principal, premium, if any, and interest, if any, on the Notes is payable at the office or agency we designate for such purpose within the City and State of New York. We make payments of principal, premium, if any, and interest, if any, in respect of the Notes in book-entry form to The Depository Trust Company (“DTC”) in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form is made in accordance with the procedures of DTC and its participants in effect from time to time. Unless otherwise designated by us, our office or agency in New York is the office of the Trustee maintained for such purpose.
The Notes will mature on March 1, 2026 (unless earlier redeemed). Interest on the Notes accrues at the rate of 5.250% per annum and is payable semi-annually in arrears on March 1 and September 1 of each year, and at maturity (each an “interest payment date”), to holders of record of the Notes on the date that is 15 calendar days prior to such interest payment date.
Interest on the Notes accrues from and including the most recent interest payment date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, stated maturity date or earlier redemption date for the Notes falls on a day that is not a Business Day, we make the required payment of principal, premium, if any, and interest, if any, on the next succeeding Business Day, and no interest accrues on the amount so payable for the intervening period.
Optional Redemption
Prior to the Par Call Date, we may redeem the Notes, in whole or in part from time to time, at a redemption price equal to the greater of the following amounts, plus accrued and unpaid interest thereon to, but excluding, the date of redemption:

(i)	100% of the principal amount of the Notes to be redeemed; and

(ii)
as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (exclusive of interest accrued and unpaid as of the date of redemption), discounted to the date of redemption on a semi-annual basis at the Treasury Rate (as defined below) plus 50 basis points.

On or after the Par Call Date, we may redeem the Notes, in whole or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date.
If the redemption date is after a record date and on or prior to a corresponding interest payment date, interest will be paid on the redemption date to the holder of record on the record date.
At least 30 days, but not more than 60 days, before a redemption date, we will send or cause to be sent a notice of redemption to each holder of the Notes to be redeemed. The notice of redemption for such Notes will state, among other things, the amount and series of Notes to be redeemed, the redemption date, the redemption price and that, unless we default in making such redemption payment, interest on such Notes called for redemption ceases to accrue on and after the redemption date. Once notice of redemption is sent, the Notes called for redemption will become due and payable on the redemption date at the applicable redemption price.
If money sufficient to pay the redemption price of the Notes to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Notes called for redemption.
The redemption prices will be calculated assuming a 360-day year consisting of twelve 30-day months. For purposes of calculating the redemption prices, the following terms will have the meanings set forth below.
“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Par Call Date” means December 1, 2025 (the date that is three months prior to the stated maturity date for the Notes).
“Quotation Agent” means a Reference Treasury Dealer appointed by us.
“Reference Treasury Dealer” means (i) any of Credit Agricole Securities (USA) Inc., J.P. Morgan Securities LLC, Mizuho Securities USA Inc., Société Générale and a Primary Treasury Dealer selected by us or any of their respective affiliates that is a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
If less than all of the Notes are to be redeemed, the Notes to be redeemed will be selected according to DTC procedures, in the case of Notes represented by a global security, or by lot, in the case of Notes that are not represented by a global security.
We may at any time, and from time to time, purchase Notes at any price or prices by means other than a redemption, whether by tender offer, open-market purchases, negotiated transactions or otherwise.
Mandatory Redemption
We are not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Certain Covenants
The Indenture sets forth limited covenants that apply to the Notes. However, these covenants do not, among other things:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our Subsidiaries; or

•
contain provisions which would give holders of the Notes the right to require us to repurchase their Notes in the event of a decline in the credit rating of the Notes, a change of control, recapitalization or similar restructuring or in the case of any other event.

Merger, Consolidation or Sale of Assets
The Indenture provides that we may not consolidate or merge with or into (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of our Company and our subsidiaries, taken as a whole, in one or more related transactions, to another person unless (i) either (A) we are the surviving entity or (B) the person formed by or surviving any such consolidation or merger (if other than our Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the person formed by or surviving any such consolidation or merger (if other than our Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of our obligations under the Notes and the Indenture pursuant to an agreement reasonably satisfactory to the Trustee; and (iii) immediately after such transaction, no default or event of default under the Indenture has occurred and is continuing.
Information Rights
The Indenture provides that, whether or not we are subject to the periodic reporting requirements of the Exchange Act, so long as any Notes are outstanding, we will furnish to the holders or cause the Trustee to furnish to the holders (or file with the U.S. Securities and Exchange Commission (the “SEC”) for public availability), within the time periods specified in the SEC’s rules and regulations, (i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file or cause to be filed a copy of all such reports with the SEC for public availability (unless the SEC will not accept such a filing, in which case we will post such reports on our website within the time periods that would apply if we were required to file those reports with the SEC). To the extent any such reports are filed electronically on the SEC’s Electronic Data Gathering and Retrieval System (or any successor system), such filing shall be deemed to be furnished to the holders of Notes and the Trustee.
Calculation of Original Issue Discount and Other Amounts
The Indenture provides that we will promptly, at the end of each calendar year, calculate the original issue discount accrued on outstanding Notes as of the end of such year and shall determine whether the amount of original issue discount qualifies for the de minimis exception rule as set forth in Section 1273(a)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If such calculated amount does not qualify for the de minimis exception rule, then we will subsequently file no later than January 15th of each calendar year (a) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on outstanding Notes as of the end of such year and (b) such other specific information relating to such original issue discount as may then be relevant under the Code.
Liens
The Indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur or assume any Lien of any kind (other than Permitted Liens) upon any of our or their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations giving rise to such Lien are no longer secured by a Lien.
Events of Default
The Indenture provides that each of the following constitutes an “event of default” with respect to the Notes:

•
failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the Notes, the extension will not be a failure to pay interest;

•
failure to pay when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes, and, in certain circumstances, continuance of such default for a period of more than three Business Days;

•
failure on our part to comply with any other covenant or agreement in the Indenture for 90 days after we have received written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding affected by the failure to comply in the manner specified in the Indenture;

•	events of bankruptcy, insolvency or reorganization of our Company or any applicable guarantor; or

•
any guarantee by any applicable guarantor being held unenforceable or invalid, or any applicable guarantor denying or disaffirming its obligations under its guarantee, except as permitted by the Indenture.

If an event of default occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding Notes may declare the entire principal amount of all Notes to be due and payable immediately, except that, if the event of default is caused by certain events of bankruptcy, insolvency or reorganization, the entire principal of all of Notes will become due and payable immediately without any act on the part of the Trustee or holders of the Notes. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding Notes can, subject to conditions, rescind the declaration.
The Indenture requires us and any guarantor (to the extent such guarantor is so required under the Trust Indenture Act) to deliver an officer’s certificate to the Trustee within 120 days after the end of each fiscal year regarding compliance with the terms of the Indenture. Within 30 days of becoming aware of any default or event of default, we are required to deliver to the Trustee a statement specifying such default or event of default.
The holders of a majority in aggregate principal amount of the then-outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an event of default has occurred and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of its own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee reasonable written security and indemnity satisfactory to it against any loss, liability or expense.
Satisfaction and Discharge; Defeasance and Covenant Defeasance
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all the Notes that have been issued thereunder when:

•	either:

◦
all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the Trustee for cancellation; or

◦
all Notes that have not been delivered to the Trustee for cancellation have become due and payable pursuant to a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited funds with the Trustee as trust funds in trust solely for the benefit of the holders thereof, in amounts as will be sufficient to pay and discharge the aggregate indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal of, premium, if any, on and interest, if any, on the Notes to the date of maturity or redemption;

•	we have paid or caused to be paid all sums payable by us in respect of the Notes under the Indenture; and

•	we have delivered an officer’s certificate and opinion of counsel each stating that all conditions precedent to satisfaction and discharge have been satisfied.
Defeasance of Certain Covenants and Certain Events of Default
The Indenture provides that we may elect, with respect to the Notes, either:

•
to defease and be discharged from all of our obligations with respect to the Notes, except for: (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due from the trust referred to below; (ii) our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith; and (iv) the legal defeasance provisions of the Indenture (“legal defeasance”); or

•
to be released from our obligations with respect to the Notes under the covenants specified in the Indenture, and thereafter (i) any omission to comply with those obligations will not constitute a default or an event of default with respect to the Notes and (ii) the events described above under “-Events of Default” (other than non-payment events) will no longer constitute events of default under the Indenture with respect to the Notes (“covenant defeasance”).

We must comply with the following conditions before legal defeasance or covenant defeasance can be effected:

•
we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable government securities or a combination thereof, in amounts as will be sufficient to pay the principal of, premium, if any, and interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the Notes are being defeased to maturity or to a particular redemption date;

•
we must deliver to the Trustee an opinion of counsel to the effect that that the holders or beneficial owners, as applicable, of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of legal defeasance or covenant defeasance, as the case may be, to be effected with respect to the Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance or covenant defeasance, as the case may be, had not occurred;

•
no default or event of default may have occurred or continue with respect to the Notes on the date of such deposit (other than a default or event of default resulting from the incurrence of indebtedness all or a portion of the proceeds of which will be used to defease the Notes) or, insofar as such default or event of default is related to bankruptcy or insolvency, at any time in the period ending on the 91st day after the date of deposit;

•
such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which we are a party or bound;

•
we must deliver to the Trustee an opinion of counsel to the effect that, on the 91st day following the deposit, such funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditor’s rights generally;

•
we must deliver an officer’s certificate stating that the deposit was not made with the intent of preferring holders of the Notes over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors; and

•	we must deliver an officer’s certificate and opinion of counsel stating that all conditions precedent relating to the defeasance have been complied with.

Modification and Waiver
Without the consent of any holders of Notes, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•
to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture that may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture;

•
to convey, transfer, assign, mortgage or pledge to such Trustee as security for the Notes, or any guarantees endorsed thereon or attached thereto, any property or assets and to secure, or, if applicable, provide additional security for, the Notes or guarantees and to provide for matters relating thereto, and to provide for the release of any collateral as security for the Notes or guarantees;

•	to evidence the succession of another entity to our Company and the assumption of our covenants by the successor;

•	to add one or more covenants for the benefit of the holders of the Notes;

•	to add any additional events of default for the Notes;

•	to establish the form or terms of the Notes and debt securities of any series under the Base Indenture;

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee or to comply with the rules of any applicable securities depository;

•
to change or eliminate any provision of the Indenture; provided that any such change or elimination shall not apply to any outstanding debt security of any series issued under the Base Indenture prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•
to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any holder of the Notes;

•
to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes, or any tranche thereof, pursuant to the terms of the Indenture; provided that any such action shall not adversely affect the interests of the holders of the Notes or any other series of debt securities issued under the Base Indenture in any material respect;

•	to add a guarantor or permit any entity to guarantee the obligations under the Notes or to transfer property or assets to the Trustee as security for the Notes;

•
to conform the text to any provision of the “Description of Debt Securities” in the base prospectus relating to the Notes or any provision of the “Description of the Notes” in the prospectus supplement relating to the Notes to the extent that such provision was intended to be a verbatim recitation of a provision set forth in the Indenture or any amendment or supplement thereto;

•	to comply with the requirements of the SEC to maintain the qualification of the Indenture under the Trust Indenture Act; or

•
to make any other provisions with respect to matters or questions arising under the Indenture; provided that such action shall not adversely affect in any material respect the interests of the holders of Notes outstanding on the date of such supplemental indenture.

Except as provided above, the consent of the holders of a majority in aggregate principal amount of the Notes (voting together as a single class) is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Indenture or the Notes pursuant to a supplemental indenture. However, no amendment may, without the consent of each holder of Notes directly affected thereby:

•	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver of or with respect to the Indenture;

•	reduce the principal or change the fixed maturity of the Notes;

•	reduce the rate or extend the time for payment of interest, including default interest, on the Notes;

•	alter any of the provisions with respect to the redemption of the Notes;

•
waive a default in the payment of the principal of, or any premium or interest on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then-outstanding Notes and a waiver of the payment default that resulted from such acceleration);

•	make the Notes payable in any currency other than that stated in the Notes;

•
make any change to certain provisions of the Indenture relating to, among other things: (i) the right of holders of Notes to receive payment of the principal of, or any premium or interest on, Notes and to institute suit for the enforcement of any such payment; (ii) waivers of past defaults; and (iii) amendments and waivers that require the consent of each affected holder;

•	waive a redemption payment with respect to the Notes;

•	release any guarantor providing a guarantee of the Notes from any of its obligations under such guarantee, except in accordance with the terms of the Indenture; or

•	make any change in the ranking or priority of the Notes or any guarantee thereof that would adversely affect the holders of the Notes.

A supplemental indenture that changes or eliminates any provision of the Indenture expressly included solely for the benefit of holders of other debt securities of one or more particular series issued under the Base Indenture will be deemed not to affect the rights under such Indenture of the holders of debt securities of any other series (including holders of the Notes).
The holders of at least a majority in aggregate principal amount of the then-outstanding Notes may, on behalf of the holders of all Notes, waive our compliance with certain restrictive provisions of the Indenture. The holders of not less than a majority in aggregate principal amount of the then-outstanding Notes may, on behalf of the holders of all Notes, waive any past default and its consequences under the Indenture with respect to the Notes, except a default in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to the Notes.

Denomination, Registrations and Transfer
The Notes were issued in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered holder of a Note will be treated as the owner of it for all purposes. A direct holder may have his or her Notes broken into, or “exchanged” for, more Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed.
A direct holder may exchange or transfer Notes at the office of the Trustee. The Trustee acts as our agent for registering Notes in the names of holders and transferring Notes. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers of Notes. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
A direct holder will not be required to pay a service charge to transfer or exchange Notes, but may be required to pay for any tax or other governmental charge associated with the exchange or transfer.
If the Notes are redeemable and we redeem less than all of the Notes, we may block the transfer or exchange of Notes during the period beginning 15 days before the selection of Notes for redemption and ending on the earliest date of notice of such redemption, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note being partially redeemed.
Governing Law
The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.
Concerning the Trustee and Paying Agent
The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
The holders of a majority in principal amount of the then-outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee on behalf of the holders of the Notes, subject to certain exceptions. The Indenture will provide that in case an event of default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Wells Fargo Bank, National Association currently acts as the Trustee under the Indenture. U.S. Bank National Association currently act on other agreements with our Company in a variety of roles, including that of a bank, fiduciary and in an agency capacity, and such relationships change from time to time.
We will maintain one or more paying agents for the payment of principal of, premium, if any, and interest, if any, on, the Notes. We have initially appointed Wells Fargo Bank, National Association as our paying agent for the Notes. We may act as paying agent or registrar under the Indenture.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition has been provided.
“Bank Lines” means, with respect to us or any of our Restricted Subsidiaries, one or more debt facilities with banks or other lenders providing for revolving credit loans and/or letters of credit.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities and all goodwill, trade names, trademarks, unamortized debt discounts and expense and other like intangibles of our Company and our consolidated Subsidiaries, all as set forth in the most recent balance sheet of our Company and our consolidated Subsidiaries prepared in accordance with GAAP.
“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by us, any of our Restricted Subsidiaries or any Receivables Entity for the purpose of providing credit support for one or more Receivables Entities or any of their respective securities, debt instruments, obligations or other Indebtedness.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.
“Non-Domestic Entity” means a Person not organized or existing under the laws of the United States, any state thereof or the District of Columbia.
“Permitted Liens” means:

(i)	Liens existing on the date of the Base Indenture;

(ii)	Liens to secure securities, debt instruments or other Indebtedness of one or more Receivables Entities or guarantees thereof;

(iii)	Liens to secure Indebtedness under a Residual Funding Facility or guarantees thereof;

(iv)
Liens to secure Indebtedness and other obligations (including letter of credit indemnity obligations and obligations relating to expenses with respect to debt facilities) under Bank Lines or guarantees thereof;

(v)
Liens on spread accounts, reserve accounts and other credit enhancement assets, Liens on the Capital Stock of our Subsidiaries, substantially all of the assets of which are spread accounts, reserve accounts and/or other credit enhancement assets, and Liens on interests in one or more Receivables Entities, in each case incurred in connection with Credit Enhancement Agreements, Residual Funding Facilities or issuances of securities, debt instruments or other Indebtedness by a Receivables Entity;

(vi)	Liens on property existing at the time of acquisition of such property (including properties acquired through merger or consolidation);

(vii)
Liens securing Indebtedness incurred to finance the construction or purchase of property of our Company or any of our Subsidiaries (but excluding Capital Stock of another Person); provided that any such Lien may not extend to any other property owned by our Company or any of our Subsidiaries at the time the Lien is incurred, and the Indebtedness secured by the Lien may not be incurred more than 180 days after the later of the acquisition or completion of construction of the property subject to the Lien;

(viii)	Liens securing Hedging Obligations;

(ix)
Liens to secure any Refinancing Indebtedness incurred to refinance any Indebtedness and all other obligations secured by any Lien referred to in the foregoing clause (i); provided that such new Lien shall be limited to all or part of the same property or type of property that secured the original Lien, and the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (i) of this definition at the time the original Lien became a Permitted Lien;

(x)	Liens in favor of us or any of our Restricted Subsidiaries;

(xi)	Liens of our Company or any Restricted Subsidiary of our Company with respect to obligations that do not exceed five percent of Consolidated Net Tangible Assets;

(xii)
Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties);

(xiii)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(xiv)
Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ and similar Liens, in each case for sums not yet overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(xv)
Liens related to minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(xvi)	Liens on equipment of our Company or any of our Restricted Subsidiaries granted in the ordinary course of business;

(xvii)	deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(xviii)	purported Liens evidenced by filings of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property;

(xix)
Liens evidenced by Uniform Commercial Code financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by us or any Restricted Subsidiary in the ordinary course of business;

(xx)	Liens on accounts, payment intangibles, chattel paper, instruments and/or other Receivables granted in connection with sales of any of such assets;

(xxi)	Liens on Receivables and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing; and

(xxii)	Liens in favor of a guarantor or any of its Subsidiaries.
“Permitted Receivables Financing” means any facility, arrangement, transaction or agreement (i) pursuant to which our Company or any Restricted Subsidiary finances the acquisition or origination of Receivables with, or sells Receivables that it has acquired or originated to, a third party on terms that the Board of Directors has concluded are customary and market-standard, and/or (ii) that grants Liens to, or permits filings of precautionary Uniform Commercial Code financing statements by, the third party against our Company or our Restricted Subsidiaries, as applicable, under such facility, arrangement, transaction or agreement relating to the subject Receivables, related assets and/or proceeds.
“Receivable” means each of the following: (i) any right to payment of a monetary obligation, including, without limitation, any promissory note, financing agreement, installment sale contract, lease contract, insurance or service contract, or any credit, debit or charge card receivable, and (ii) any assets related to such receivables, including, without limitation, any collateral securing, or property leased under, such receivables.
“Receivables Entity” means each of the following: (i) any Person (whether or not a Subsidiary of our Company) established for the purpose of transferring or holding Receivables or issuing securities, debt instruments or other Indebtedness backed by Receivables and/or Receivable-backed securities, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness; and (ii) any Subsidiary of our Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness.
“Refinancing Indebtedness” means any Indebtedness of our Company or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of our Company or any of our Restricted Subsidiaries.
“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to us or any Subsidiary based upon residual, subordinated or retained interests in Receivables Entities or any of their respective securities, debt instruments or other Indebtedness.

“Restricted Subsidiary” means any Subsidiary of our Company that is not a Receivables Entity or Non-Domestic Entity.
Book-Entry, Delivery and Form
The Notes were issued in book-entry form and represented by one or more global notes or global securities (collectively, “Global Securities”). The Global Securities were deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., the nominee of DTC. So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered holder of such Global Security, DTC or such successor depositary or nominee will be considered the sole owner or holder of the Notes represented by such Global Security. Except under the limited circumstances described below, purchasers of Notes will not be entitled to have Notes registered in their names and will not receive physical delivery of Notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the Notes. Unless and until it is exchanged in whole or in part for the individual Notes it represents, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC, a nominee of DTC to DTC or another nominee of DTC or DTC or any nominee of DTC to a successor depositary or any nominee of such successor.
So long as Notes are in book-entry form, we will make payments on Notes to the depositary or its nominee, as the registered owner of the Notes, by wire transfer of immediately available funds. If Notes are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to such trustee or other designated party.
DTC may discontinue providing its services as depositary with respect to the Global Securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depositary is not appointed by us within 90 days, definitive Notes in registered certificated form are required to be printed and delivered.
As noted above, beneficial owners of Notes generally will not receive certificates representing their ownership interests in the Notes. However, if:

•
DTC notifies us that it is unwilling or unable to continue as a depositary for the Global Security or securities representing the Notes or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the Notes represented by one or more Global Securities; or

•	an event of default under the Indenture has occurred and is continuing with respect to the Notes;

we will prepare and deliver certificates for the Notes in exchange for beneficial interests in the Global Securities. Any beneficial interest in a Global Security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for Notes in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the Global Securities.